UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2008

Etelcharge.com
(Exact name of registrant as specified in its charter)

Nevada	000-30479	75-2847699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1636 North Hampton Rd. Ste. 270, Desoto, Texas	75115-8621
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 298-3800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 11, 2008, Etelcharge.com (the “Company”) entered into an Equity Acquisition Agreement (the “Acquisition Agreement”), with PaymentOne Corporation (“P1”), and The Billing Resource, d/b/a Integretel, Inc. (“TBR”).

Under the Acquisition Agreement, the Company would acquire approximately 98% of the equity interests of PaymentOne from TBR in exchange for the Company’s agreement to operate PaymentOne’s business in the ordinary course, to provide additional capital support to PaymentOne, and to guarantee certain of PaymentOne’s debts and obligations, including accounts payable. As conditions to closing, the remaining approximately 2% of outstanding PaymentOne equity owned by its minority stockholders will also be acquired by the Company in exchange for 642,185 shares of the Company’s common stock, and certain outstanding options for PaymentOne equity will be cancelled and replaced on a formula basis with options to purchase $500,000 (valued as of the closing date) of the Company’s common stock, while the remaining outstanding options for PaymentOne equity will be cancelled on terms reasonably acceptable to the Company and PaymentOne. It is anticipated that PaymentOne and TBR will continue to provide to each other certain shared and support services following the closing upon substantially the same pricing and other terms existing prior to the closing.

In addition, following the purchase of equity interests from TBR, the Company has agreed to convey to TBR approximately $12.8 million of debt owed by TBR to PaymentOne, subject to adjustment under certain circumstances, effectively canceling this obligation. As of March 31, 2008, PaymentOne has written off this amount for accounting purposes.

The Company and P1 have made customary representations and warranties and covenants in the Acquisition Agreement. TBR has made representations and warranties with respect to its ownership interest in PaymentOne. In addition to the closing conditions described above, and other customary closing conditions, the closing is subject to the receipt by TBR of approval of the acquisition by the United States Bankruptcy Court for the Northern District of California (San Jose Division), which has jurisdiction over TBR under Chapter 11 of the Bankruptcy Code, and the provision of approximately $3.0 million of capital and capital commitments by the Company to PaymentOne. TBR and PaymentOne have also agreed to a mutual release following closing, releasing the other party from all claims except for the rights set forth or expressly preserved in the Acquisition Agreement.

The acquisition is targeted to close in mid- to late summer 2008, pending fulfillment of the closing conditions described above. In addition, the Company may be outbid by another buyer as a part of TBR’s bankruptcy process. The Acquisition Agreement specifies the termination rights of the parties and sets forth the circumstances under which, in connection with termination of the Acquisition Agreement, TBR may be required to pay the Company a break fee of $150,000.

A copy of PaymentOne’s unaudited financial statements for the nine month period ended March 31, 2008 are attached hereto as Exhibit 99.2 and incorporated by reference herein in their entirety. These unaudited financial statements have been prepared by PaymentOne, based on information currently available to PaymentOne, and are subject to change. Neither the Company's nor PaymentOne’s independent registered public accounting firm has reviewed or audited the financial statements contained herein and, therefore, such financial statements may be subject to additional adjustments, which could be material.

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements involve a number of known and unknown risks and uncertainties that may cause actual results or outcomes to be materially different from those anticipated and discussed herein. These include, among others: the inability to complete the acquisition due to failure to obtain U.S. Bankruptcy Court approval or the failure to satisfy other conditions to the completion of the acquisition; the risk that the Company will be outbid in connection with the acquisition; the failure to obtain the necessary financing arrangements required in connection with the acquisition and the possible effect on the Company or its shareholders of such financing arrangements; the ability to recognize the benefits of the acquisition; the amount of the costs, fees, expenses and charges related to the acquisition and the impact of the substantial liabilities incurred in connection with the acquisition; the Company’s historical lack of profitability and limited working capital; the need for additional capital; end-user customers' acceptance of and demand for new products; the need for the Company to manage its growth; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from the Company’s website at www.etelcharge.com. The Company makes no commitment to revise or update any forward-looking statements except as otherwise required by law.

Item 8.01 Other Events.

On June 17, 2008, the Company issued a press release announcing entry into the Acquisition Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press Release of the Company dated June 17, 2008

99.2	PaymentOne Financial Statements

Balance Sheet as of March 31, 2008 (unaudited)

Statement of Operations for the Nine Month Period ended March 31, 2008 (unaudited)

Statements of Cash Flows for the Nine Month Period ended March 31, 2008 (unaudited)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 17, 2008

Etelcharge.com

By:	/s/ Robert Howe
Name: Robert M. Howe, III
Title: President and Chief Executive Officer